Exhibit 99.1

ImClone Systems
Incorporated
180 Varick Street
New York, NY 10014
Tel:	(212) 645-1405
Fax:	(212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

Abstract B106

Embargoed until 10:00 AM ET, Wednesday, November 16, 2005

ERBITUX DATA ON LOCOREGIONAL CONTROL AND OVERALL SURVIVAL IN PHASE III HEAD AND NECK CANCER STUDY PRESENTED AT AACR-NCI-EORTC MEETING

ERBITUX Added to Radiation Significantly Improved Median Duration of Locoregional Control by 9.5 Months and Median Overall Survival by 19.7 Months Compared to Radiation Alone

Philadelphia, PA – November 16, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) today announced independently reviewed results from an international, randomized phase III study examining ERBITUX® (Cetuximab), an IgG1 monoclonal antibody, combined with radiation (n=211) versus radiation alone (n=213) in patients with locoregionally advanced squamous cell carcinoma of the head and neck.  The study demonstrated that the addition of ERBITUX to radiation resulted in a 9.5 month improvement in median duration of locoregional control, or the prevention of the spread of cancer beyond the head and neck region, and a 19.7 month improvement in median survival when compared to radiation alone; both results were statistically significant.  These results were presented today at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia.

Treatment of patients with ERBITUX plus radiation resulted in a 32% reduction in the risk of locoregional recurrence compared to radiation alone (hazard ratio, 0.68 [95% CI 0.52-0.89]). The median duration of locoregional control was 24.4 months with ERBITUX plus radiation versus 14.9 months with radiation alone (log-rank p value=0.005).

The median overall survival with radiation plus ERBITUX was 49.0 months versus 29.3 months for radiation alone (hazard ratio, 0.74 [95% CI 0.56-0.97]; log-rank p value = 0.03).  In addition, there was an advantage for the ERBITUX regimen over radiation alone in the 3-year survival rates (56.1% versus 45.0%, respectively).

With the exception of acneiform rash and infusion reactions, the incidence of grade 3 or greater toxicity, including mucositis, which often precludes combining chemotherapies with radiation, did not differ significantly between the treatment arms.

According to the American Cancer Society, approximately 40,000 Americans will be diagnosed with head and neck cancer this year, including cancers of the tongue, mouth, pharynx, and larynx. In addition, it is estimated that more than 11,000 Americans will die from the disease in 2005.

“Radiation therapy or radiation therapy combined with chemotherapy are the principal treatment options in this disease type,” said James Bonner, M.D., University of Alabama, principal investigator for the study. “If approved, ERBITUX added to radiation may represent an alternative treatment option for patients with head and neck cancer.”

This study and other ERBITUX study data are included in regulatory applications in various countries, including a supplemental Biologics License Application (sBLA) that was recently accepted for filing by the U.S. Food and Drug Administration (FDA).  The U.S. application was granted priority review, a designation given to drugs that potentially offer a significant therapeutic advance over existing therapies for serious or life-threatening diseases.  Based on the priority review designation, the FDA has until March 1, 2006 to take action on the sBLA filing.  Merck KGaA has submitted applications to the European Agency for Evaluation of Medicinal Products (EMEA), the pharmaceutical regulatory body of the E.U., and to Swissmedic, the Swiss agency for therapeutic products.

About the 9815 Study

The phase III trial (IMCL-9815) included 424 patients with advanced squamous cell carcinoma of the oropharynx (area of the throat at the back of the mouth), larynx (voice box) or hypopharynx (cavity at the back of the mouth that opens into the esophagus) that has spread through the head and neck region.  Patients were randomized to receive radiation plus weekly ERBITUX therapy (n=211) or radiation alone (n=213) for six to seven weeks.  Initial findings from study 9815 were presented at the American Society of Clinical Oncology (ASCO) annual meeting in 2004.

About ERBITUX® (Cetuximab)

On February 12, 2004, the FDA approved ERBITUX for use in the United States in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy.  The effectiveness of ERBITUX for the treatment of colorectal cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX in metastatic colorectal cancer patients.

ERBITUX binds specifically to epidermal growth factor receptor (EGFR, HER1, c-ErbB-1) on both normal and tumor cells, and competitively inhibits the binding of epidermal growth factor (EGF) and other ligands, such as transforming growth factor-alpha.  The EGFR is constitutively expressed in many normal epithelial tissues, including the skin and hair follicle.  Over-expression of EGFR is also detected in many human cancers including those of the colon and rectum.

Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred in approximately 3% (20/774) of patients with the administration of ERBITUX.  Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines.  Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.  Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions.  A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (11% of 774 patients, grade 3/4), skin drying and fissuring, inflammatory or infectious sequelae (e.g., blepharitis, cheilitis, cellulitis, cyst) and paronychial inflammation (0.4% of 774 patients, grade 3) were reported.  Sun exposure may exacerbate any skin reactions.

Hypomagnesemia has been reported with ERBITUX when administered as a single agent and in combination with multiple different chemotherapeutic regimens.  The incidence of hypomagnesemia (both overall and severe [NCI CTC grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients.  Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia.  Electrolyte repletion was necessary in some patients, and in severe cases, intravenous replacement was required.  Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

Other serious adverse events associated with ERBITUX in clinical trials (n=774) were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving  ERBITUX plus irinotecan, 0.2% with ERBITUX as a single agent).

Additional common adverse events seen in patients receiving ERBITUX plus irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%) and headache (14%/26%).

Full prescribing information, including boxed WARNING regarding infusion reactions, is available upon request or by visiting www.ERBITUX.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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